EXHIBIT 10.3(f)

SYNAPTICS INCORPORATED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of [], by and between Synaptics Incorporated., a Delaware corporation (the “Company”), and [] (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Synaptics Incorporated 2019 Equity and Incentive Compensation Plan (the “Plan”).

2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including any additional terms and conditions for the Grantee’s country (for Grantees outside the United States only) set forth in any attached Appendix that would form part of this Agreement, and in the Plan, pursuant to authorization under resolutions of the Committee, the Company has granted to the Grantee as of [] (the “Date of Grant”) [] Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.	Vesting of RSUs.

(a)

The RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof per the schedule below if the Grantee remains in the continuous employment of the Company or a Subsidiary until each such date (the period from the Date of Grant until the date that such RSU (or portion thereof) becomes nonforfeitable, the “Vesting Date”). Subject to the terms of the Plan and except as otherwise determined by the Committee in its sole discretion, any RSUs (or portions thereof) that do not so become nonforfeitable will be forfeited, including if the Grantee ceases to be continuously employed by the Company or a Subsidiary prior to the Vesting Date applicable to such portion of the RSUs. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

One-third of the number of shares under this grant will vest on the first anniversary date following the date of grant and one-twelfth of the number of shares under this grant will vest each quarter thereafter until fully vested on the third anniversary date of the grant as reflected in the following vesting table.

Vesting Date	Shares
[]	[]

(b)

Notwithstanding Section 4(a) above, if at any time before a Vesting Date or forfeiture of the RSUs, and while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the Change in Control will constitute a Vesting Date for the RSUs and they will become nonforfeitable and payable to the Grantee in accordance with Section 5 hereof, except to the extent that a Replacement Award is provided to the Grantee to continue, replace or assume the RSUs covered by this Agreement.

(c)

If the Grantee is subject to the Company’s Change of Control Severance Policy for Principal Executive Officers (the “CiC Severance Policy”) and experiences a qualifying termination that provides for accelerated vesting under the CiC Severance Policy during the “Change of Control Period” (as defined in the CiC Severance Policy), then notwithstanding anything in this Agreement to the contrary, the Vesting Date for the RSUs shall be the later of (i) the date of such qualifying termination and (ii) the “Effective Date” (as defined in the CiC Severance Policy).

5.	Form and Time of Payment of RSUs.

(a)

Payment for the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of Common Stock. Payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the Vesting Date applicable to such portion of the RSUs.

(b)	The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.

6.	Dividend Equivalents; Voting and Other Rights.

(a)

The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above.

(b)

From and after the Date of Grant and until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be entitled to a number of additional RSUs determined by dividing (i) the product of (x) the dollar amount of the cash dividend paid per share of Common Stock on such date and (y) the total number of RSUs (including dividend equivalents paid thereon) previously credited to the Grantee as of such date, by (ii) the Market Value per Share of the Common Stock on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid, in the aggregate rounded down to the nearest whole number, or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

(c)

The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.Adjustments. The RSUs and the number of shares of Common Stock issuable for each RSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

8.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Company will withhold from the shares of Common Stock required to be delivered to the Grantee under this Agreement, shares of Common Stock having a value equal to the amount required to be withheld under applicable income and employment tax laws. The shares so retained shall be credited against any such withholding requirement at the market value of such Common Stock on the date of such delivery. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. In no event will the market value of the shares of Common Stock to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Grantee’s estimated tax obligations attributable to the applicable transaction.

9.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Grantee shall remain solely liable for any and all tax consequences associated with the RSUs.

11.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

12.No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

13.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

14.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

15.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.Relation to Plan and Compensation Recovery Policy. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the applicable terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

20.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c)

understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

SYNAPTICS INCORPORATED

By:

Name:

Title:

Grantee Acknowledgment and Acceptance

By:

Name: